Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
PharmaFrontiers Corp.
The Woodlands, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 our report dated February 7, 2006 included herein for the two years ended December 31, 2005 and the period from January 22, 2003 (Inception) through December 31, 2005.

We also consent to the references to us under the heading “Experts” in such Document.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

May 11, 2006

Registered Public Company Accounting Oversight Board
AICPA Center for Public Company Audit Firms
Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 - voice | (713) 266-1815 - fax | www.malone-bailey.com